EXHIBIT 5.1, 8.1, 23.1

[Letterhead of Thacher Proffitt & Wood LLP]

December 20, 2005

Opinion: Tax and Legality

Ameriquest Mortgage Securities Inc.

Asset-Backed Pass-Through Certificates, Series 2005-R11

Ladies and Gentlemen:

We have acted as counsel to Ameriquest Mortgage Company (“Ameriquest”, the “Master Servicer” and the “Seller”, as applicable) and Ameriquest Mortgage Securities Inc. (the “Depositor”) in connection with (i) the Mortgage Loan Purchase Agreement, dated December 15, 2005 (the “Seller Sale Agreement”), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of December 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, the Master Servicer and Deutsche Bank National Trust Company (the “Trustee”), and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2005-R11 (the “Certificates”), (iii) the Underwriting Agreement, dated December 15, 2005 (the “Underwriting Agreement”), among the Depositor, Ameriquest and Credit Suisse First Boston LLC (“CSFB”) as representative of the underwriters named therein (the “Underwriters”), (iv) the CSFB Purchase Agreement, dated December 20, 2005 (the “CSFB Purchase Agreement”), among the Depositor, Ameriquest and CSFB as representative of the initial purchasers named therein (the “Initial Purchasers”), (v) the Wachovia Purchase Agreement, dated December 20, 2005 (the “Wachovia Purchase Agreement”), among the Depositor, Ameriquest and Wachovia Bank, N.A. (“Wachovia”), (vi) the Swap Administration Agreement, dated December 20, 2005 (the “Swap Administration Agreement”), among Ameriquest, the Trustee and Deutsche Bank National Trust Company (the “Swap Administrator”), (vi) the Preliminary Prospectus, dated December 12, 2005 (the “Preliminary Prospectus”) as used on and before December 13, 2005 (the “Pricing Date”) and (vii) the Prospectus Supplement, dated December 15, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated April 22, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the CSFB Purchase Agreement, the Wachovia Purchase Agreement and the Swap Administration Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions thereof applicable to a real estate mortgage investment conduit (“REMIC”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Depositor is a party has been duly authorized, executed and delivered by such party. The issuance, offer, sale and delivery of the Certificates have been duly authorized by the Depositor.

2.	The Certificates are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.
3.

The statements made in the Base Prospectus and the Prospectus Supplement under the heading “Federal Income Tax Consequences,” to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI will qualify as a REMIC, (ii) the REMIC I Regular Interests will represent ownership of the “regular interests” in REMIC I, and the Class R-I Interest will constitute the sole class of “residual interests” in REMIC I, (iii) the REMIC II Regular Interests will represent ownership of the “regular interests” in REMIC II, and the Class R-II Interest will constitute the sole class of “residual interests” in REMIC II, (iv) each class of Class A Certificates and Mezzanine Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account or the Swap Account or the obligation to make payments to the Swap Account), the Class CE Interest, the Class P Interest, and the Swap IO Interest will represent ownership of “regular interests” in REMIC III and will generally be treated as debt instruments of REMIC III, and the Class R-III Interest will constitute the sole class of “residual interests” in REMIC III, (v) the Class CE Certificates will represent ownership of “regular interests” in REMIC IV and will generally be treated as debt instruments of REMIC IV, and the Class R-IV Interest will constitute the sole class of “residual interests” in REMIC IV, (vi) the Class P Certificates will represent ownership of “regular interests” in REMIC V and will generally be treated as debt instruments of REMIC V, and the Class R-V Interest will constitute the sole class of “residual interests” in REMIC V, (vii) the REMIC VI Regular Interest SWAP-IO will represent ownership of “regular interests” in REMIC VI and will generally be treated as debt instruments of REMIC VI, and the Class R-VI Interest will constitute the sole class of “residual interests” in REMIC VI, (viii) the Class R Certificates will evidence ownership of the Class R-I Interest, the Class R-II Interest and the Class R-III Interest and (ix) the Class R-X Certificates will evidence ownership of the Class R-IV Interest, the Class R-V Interest and the Class R-VI Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Federal Income Tax Consequences” and “Legal Matters,” without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4)

of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

/s/ THACHER PROFFITT & WOOD LLP